As filed with the Securities and Exchange Commission on May 8, 2025
Securities Act Registration No. 333-_________
===================================================================================
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nelnet, Inc.
(Exact name of registrant as specified in its charter)

Nebraska	84-0748903
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
121 South 13th Street, Suite 100
Lincoln, Nebraska 68508
(Address of Principal Executive Offices) (Zip Code)
Nelnet, Inc. Restricted Stock Plan
(Full title of the plan)
James D. Kruger
Chief Financial Officer
Nelnet, Inc.
121 South 13th Street, Suite 100
Lincoln, Nebraska 68508
(Name and address of agent for service)
(402) 458-2370
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer [X]    Accelerated filer [ ]
Non-accelerated filer [ ]    Smaller reporting company [ ]
    Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Nelnet, Inc. (the “Company” or the “registrant”) pursuant to General Instruction E. to Form S-8 for the purpose of registering an additional 2,000,000 shares (the “Additional Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), issuable under the Nelnet, Inc. Restricted Stock Plan (the “Plan”) pursuant to an amendment to the Plan approved by the Company’s shareholders on May 16, 2024 (the “Amendment”). In addition, the Amendment: (i) removes the term of the Plan; and (ii) makes certain other technical and administrative amendments to the Plan. The Additional Shares are securities of the same class as other securities for which the following Registration Statements on Form S-8 are effective: (i) a Registration Statement on Form S-8 (File No. 333-112374) filed by the Company on January 30, 2004 to register 2,100,000 shares of Class A Common Stock, including 1,000,000 shares of Class A Common Stock issuable under the Plan; (ii) a Registration Statement on Form S-8 (File No. 333-144790) filed by the Company on July 23, 2007 to register an additional 1,000,000 shares of Class A Common Stock issuable under the Plan; and (iii) a Registration Statement on Form S-8 (File No. 333-161814) filed by the Company on September 10, 2009 to register an additional 2,000,000 shares of Class A Common Stock issuable under the Plan. In accordance with General Instruction E. to Form S-8, the contents of those earlier registration statements are incorporated by reference into this registration statement, to the extent not otherwise amended or superseded by the contents of this registration statement.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the U.S. Securities and Exchange Commission (“Commission”) are incorporated by reference in this registration statement:
(a)The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025; and
(b)The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 8, 2025;
(c)The Company’s Current Report on Form 8-K filed with the Commission on April 21, 2025; and
(d)The description of the Company’s Class A Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 28, 2023, and any amendment or report filed for the purpose of updating such description.
All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than the portions of those documents furnished or otherwise not deemed to be filed) prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies and supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.    Interests of Named Experts and Counsel.
William J. Munn, who has given an opinion with respect to the securities to which this registration statement relates, is an employee and an officer (Corporate Secretary, Chief Governance Officer, and General Counsel) of the Company. Mr. Munn beneficially owned a total of 14,623 shares of the Company’s Class A Common Stock as of the date of the filing of this registration statement and participates in various employee benefit plans of the Company, including the Plan.
Item 6.    Indemnification of Directors and Officers.
The Company is a Nebraska corporation. Under Sections 21-2,112 and 21-2,116(c) of the Nebraska Model Business Corporation Act (the “NMBCA”), a Nebraska corporation shall indemnify its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she was a director or officer of the corporation against expenses incurred by such person in connection with the proceeding. Sections 21-2,114 and 21-2,116(c) of the NMBCA allow a director or officer to apply for the court to order indemnification or advance of expenses of such person if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to order indemnification.
Under Section 21-2,111 of the NMBCA, a Nebraska corporation may indemnify an individual who is a party to a proceeding (defined as any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal) because the individual is a director against liability (defined as the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding) incurred in the proceeding if (1)(i) the director conducted himself or herself in good faith; and (ii) reasonably believed (a) in the case of conduct in an official capacity, that his or her conduct was in the best interests of the corporation; and (b) in all other cases, that the director’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful; or (2) the director engaged in conduct for which broader indemnification is provided for under the articles of incorporation, as authorized by Section 21-220(b)(5) of the NMBCA (such broader indemnification is provided for under the Company’s Third Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), as discussed below). However, unless ordered by a court, a Nebraska corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation, except for expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct discussed above; or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director’s official capacity. Under Section 21-2,113 of the NMBCA, a Nebraska corporation generally may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is a director if the director delivers to the corporation a signed written undertaking of the director to repay any funds advanced if it is ultimately determined under the NMBCA that the director is not entitled to indemnification.
Under Section 21-2,116 of the NMBCA, a Nebraska corporation may generally indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation (i) to the same extent as a director; and (ii) if he or she is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract, except for (a) liability in connection with a proceeding by or in the right of the corporation other than for expenses incurred in connection with the proceeding; or (b) liability arising out of conduct that constitutes (1) receipt by the officer of a financial benefit to which he or she is not entitled; (2) an intentional infliction of harm on the corporation or the shareholders; or (3) an intentional violation of criminal law.
Article VIII of the Company’s Articles of Incorporation provides that, to the fullest extent permitted by the NMBCA (including the broader indemnification authorized by Section 21-220(b)(5) of the NMBCA, as discussed below), the Company shall indemnify and hold harmless and advance expenses (as defined in Section 21-214 of the NMBCA) to any person (an “indemnitee”) who was, is, or is threatened to be made a party or is otherwise involved in any proceeding (as defined in Subsection (6) of Section 21-2,110 of the NMBCA) by reason of the fact that the indemnitee, or a person for whom the indemnitee is the legal representative, is or was a director or officer of the Company, against all liability (as defined in Subsection (3) of Section 21,2110 of the NMBCA) and loss suffered and expenses actually and reasonably incurred by the indemnitee in connection with such proceeding.
Article VIII of the Company’s Articles of Incorporation also provides that the Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify or advance expenses to him or her against such liability under the provisions of Article VIII of the Company’s Articles of Incorporation or the NMBCA. The Company maintains insurance for the benefit of its directors and officers, insuring such persons against liability that may be incurred by them in their capacity as directors and officers of the Company.
As permitted by Section 21-220(b)(4) of the NMBCA, Article VII of the Company’s Articles of Incorporation provides that a director of the Company shall have no personal liability to the Company or its shareholders for money damages for any action taken, or any failure to take any action, as a director of the Company, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Company or the shareholders; (iii) a violation of Section 21-2,104 of the NMBCA relating to unlawful distributions from a corporation; or (iv) an intentional violation of criminal law. In addition, under Section 21-220(b)(5) of the NMBCA, a Nebraska corporation’s articles of incorporation may contain a provision permitting or making obligatory indemnification of a director for liability, as defined in Section 21-2,110(3) of the NMBCA, to any person for any action taken, or any failure to take any action, as a director, except liability for (i) receipt of a financial benefit to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 21-2,104 of the NMBCA relating to unlawful distributions from a corporation; or (iv) an intentional violation of criminal law. As indicated above, Article VIII of the Company’s Articles of Incorporation provides that, to the fullest extent permitted by the NMBCA (including the broader indemnification authorized by Section 21-220(b)(5) of the NMBCA), the Company shall indemnify a director of the Company against liability.
The discussion above is only a general summary of certain provisions of the NMBCA and the Company’s Articles of Incorporation and is qualified in its entirety by reference to the complete text of the provisions of the NMBCA and the Company’s Articles of Incorporation referred to above.
Item 8.    Exhibits.
The following exhibits are furnished as part of this registration statement:

Exhibit No.	Description

4.1
Composite Third Amended and Restated Articles of Incorporation of Nelnet, Inc., as amended through August 8, 2022 (filed as Exhibit 3.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and incorporated herein by reference).

4.2
Ninth Amended and Restated Bylaws of Nelnet, Inc., as amended as of May 24, 2018 (filed as Exhibit 3.2 to the registrant's Current Report on Form 8-K filed on May 24, 2018, and incorporated herein by reference).

4.3
Nelnet, Inc. Restricted Stock Plan, as amended and restated through May 16, 2024 (filed as Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on May 21, 2024, and incorporated herein by reference).

5.1*	Opinion of William J. Munn, General Counsel of Nelnet, Inc.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of William J. Munn, General Counsel of Nelnet, Inc. (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page to this registration statement).

107*	Filing Fee Table.
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on May 8, 2025.
NELNET, INC.
By: /s/ JEFFREY R.NOORDHOEK
Jeffrey R. Noordhoek
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby authorizes, constitutes and appoints Jeffrey R. Noordhoek and James D. Kruger his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, and each with full power to act alone, for the undersigned and in his or her own name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and other amendments thereto) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing as the undersigned could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY R. NOORDHOEK	Chief Executive Officer (Principal Executive Officer)	May 8, 2025
Jeffrey R. Noordhoek

/s/ JAMES D. KRUGER	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2025
James D. Kruger

/s/ MICHAEL S. DUNLAP	Executive Chairman of the Board of Directors	May 8, 2025
Michael S. Dunlap

/s/ PREETA D. BANSAL	Director	May 8, 2025
Preeta D. Bansal

/s/ MATTHEW W. DUNLAP	Director	May 8, 2025
Matthew W. Dunlap

/s/ KATHLEEN A. FARRELL	Director	May 8, 2025
Kathleen A. Farrell

/s/ DAVID S. GRAFF	Director	May 8, 2025
David S. Graff

/s/ THOMAS E. HENNING	Director	May 8, 2025
Thomas E. Henning

/s/ ADAM K. PETERSON	Director	May 8, 2025
Adam K. Peterson

/s/ KIMBERLY K. RATH	Director	May 8, 2025
Kimberly K. Rath

/s/ JONA M. VAN DEUN	Director	May 8, 2025
Jona M. Van Deun